SUPPLEMENTAL INDENTURE NUMBER ONE

TO THE

INDENTURE

DATED AS OF DECEMBER 29, 2005

BETWEEN

GSR TRUST 2005-HEL1, AS ISSUER

AND

DEUTSCHE BANK NATIONAL TRUST COMPANY, AS INDENTURE TRUSTEE

This SUPPLEMENTAL INDENTURE NUMBER ONE is made and entered into as of December 29, 2005, by and between GSR Trust 2005-HEL1, as the issuer (the “Issuer”), and DEUTSCHE BANK NATIONAL TRUST COMPANY, as the indenture trustee (the “Indenture Trustee”), in connection with the Indenture, dated as of December 29, 2005, between the above mentioned parties (the “Indenture”), and the issuance of Mortgage-Backed Notes, Series 2005-HEL1. This Supplemental Indenture Number One is entered into pursuant to Section 9.01(a) of the Indenture.

1. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Indenture.

2. Appendix A of the Indenture is hereby amended to replace the definition of “Stepdown Date” with the following paragraph:

Stepdown Date: The earlier to occur of (a) the date on which the aggregate Note Principal Balance of the Class A Notes has been reduced to zero, and (b) the later to occur of (i) the Payment Date occurring in January 2009 and (ii) the first Payment Date for which the Current Specified Enhancement Percentage is greater than or equal to approximately 41.40%.

3. Conditions Precedent to this Supplemental Indenture Number One. The following conditions precedent to the effectiveness of this Supplemental Indenture Number One have been fulfilled:

(A) The Indenture Trustee has received an Issuer Request to enter into this Supplemental Indenture Number One pursuant to Section 9.01(a) of the Indenture; and

(B) The Opinion of Counsel required by Section 9.01(a) of the Indenture has been received by the Indenture Trustee and the Owner Trustee.

4. Except as amended above, the Indenture shall continue to be in full force and effect in accordance with its terms.

5. Effect of Headings.

The article and section headings herein are for convenience only and shall not affect the construction hereof.

6. Successors and Assigns.

All covenants and agreements in this Supplemental Indenture Number One by the Issuer shall bind its successors and assigns, whether so expressed or not. All agreements of the Indenture Trustee in this Supplemental Indenture Number One shall bind its successors, co-trustees and agents.

7. Separability.

In case any provision in this Supplemental Indenture Number One shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8. Governing Law.

This Supplemental Indenture Number One shall be construed in accordance with the laws of the State of New York, without reference to its conflict of law provisions (other than Sections 5-1401 and 5-1402 of the New York General Obligations Laws, which shall apply hereto), and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

9. Counterparts.

This Supplemental Indenture Number One may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the Issuer and the Indenture Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized, all as of the day and year first above written.

GSR TRUST 2005-HEL1, as Issuer

By: Wilmington Trust Company, not in its individual capacity but solely as Owner Trustee

By:	/s/ Dorri E. Wolhar
Name:	Dorri E. Wolhar
Title:	Financial Services Officer

DEUTSCHE BANK NATIONAL TRUST COMPANY, as Indenture Trustee

By:	/s/ Hang-Tai
Name:	Hang-Tai
Title:	Authorized Signatory